Sphere 3D Corp. Announces Pricing of $6 Million Registered Direct Offering and Concurrent Private Placement

Stamford, Connecticut - November 20, 2024 - Sphere 3D Corp (NASDAQ: ANY) ("Sphere 3D" or the "Company"), a Bitcoin mining company operating at an industrial scale, today announced that it has entered into a securities purchase agreement with a single institutional investor for the issuance and sale of 4,225,353 of its common shares (or common share equivalents in lieu thereof) in a registered direct offering at a purchase price of $1.42 per share (the "Registered Offering").

In a concurrent private placement (the "Private Placement" and together with the Registered Offering, the "Offerings"), the Company also agreed to issue to the same investor warrants to purchase up to 4,225,353 of its common shares (the "Common Warrants"). The Common Warrants have an exercise price of $1.50 per share, will be exercisable commencing six months from the date of issuance, and will expire five and one-half years following the date of issuance.

The gross proceeds from the Offerings, before deducting the placement agent's fees and other offering expenses payable by the Company, are expected to be approximately $6 million. The Company expects to use the net proceeds from the Offerings to accelerate efficiency and for the purchase/upgrade of the Company's mining fleet, vertical integration of infrastructure, as well as general corporate purposes.

A.G.P./Alliance Global Partners is acting as sole placement agent for the Offerings.

The Offerings are expected to close on or about November 21, 2024, subject to the satisfaction of customary closing conditions.

The shares (or common share equivalents in lieu thereof) offered to the institutional investor described above are being offered pursuant to a registration statement on Form S-3 (File No. 333-269663), which was declared effective by the Securities and Exchange Commission (the "SEC") on October 15, 2024. The Registered Offering is being made only by means of a prospectus which is a part of the effective registration statement. The Common Warrants will be issued in the concurrent Private Placement. A final prospectus supplement and the accompanying prospectus relating to the Registered Offering will be filed with the SEC and will be available on the SEC's website at www.sec.gov. Additionally, when available, electronic copies of the final prospectus supplement and the accompanying prospectus may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

The Private Placement of the Common Warrants and the shares underlying the Common Warrants offered to the institutional investor will be made in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act") and Regulation D promulgated thereunder. Accordingly, the securities issued in the Private Placement may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

In connection with the offering, the Company also agreed to amend existing warrants to purchase up to 142,857 common shares of the Company, with an exercise price of $66.50 per share, that were previously issued to the investor participating in the Offerings.  Effective upon closing of the Offerings, such existing warrants will be amended to reduce the exercise price to $1.50 per share, change the initial exercise date to six months from the closing of the Offerings, and change the termination date to 5.5 years from the closing of the Offerings. All the other terms of the prior warrants will remain unchanged.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in the Offerings, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a cryptocurrency miner growing its industrial-scale Bitcoin mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about Sphere 3D, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions.  Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K, 10-Q and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov.  These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contact

Kurt Kalbfleisch CFO, Sphere 3D

Investor.relations@sphere3d.com